Exhibit 99.2

Summit Wireless Technologies Provides Second Quarter Update

San Jose, CA – August 14, 2019 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, provided an update for the second quarter ended June 30, 2019.

“In the past twelve months we have grown our WiSA member brands from 30+ to over 60+, increased our TV members from two to seven, and expanded our anticipated addressable market from 3 million to 20 million WiSA Ready TVs™*,” said Summit Wireless President and CEO Brett Moyer. “Summit Wireless is now well positioned to bring wireless immersive sound to consumers around the world. We have begun working with our retail partners to raise awareness of WiSA enabled products and the enhanced home entertainment experience we are bringing to market. With new WiSA Ready TVs, WiSA Certified™ speakers, AV receivers and WiSA USB transmitter products expected to hit the shelves this holiday season, we expect to see meaningful traction from initial production runs and replenishment orders beginning in the fourth quarter of 2019 and beyond.”

“On our second quarter update call today, Tony Ostrom, President of WiSA, will review the holiday product rollout and related marketing activities, including the extensive efforts by LG supporting the WiSA ecosystem as the lead TV brand at retail.”

Recent Highlights

●	Second Quarter 2019
o	Raised gross proceeds of $5.4 million in a follow-on public offering of 4.1 million shares of common stock at a public offering price of $1.33 per share.
o	Appointed industry veteran Lisa Cummins Dulchinos to the board of directors.

WiSA Association Membership

o	60+ brands, including many international, top-tier consumer electronics brands.
o	Grew global TV member brands to seven, with projected WiSA Ready TVs to exceed 20 million in market in 2020.

●	Product Rollout
o	Expanded the ecosystems of WiSA Certified Products with the certification of two products from Primare’s Prisma line, including the SC15, a compact, full-featured system control and network player and the PRE35, a fully balanced stereo preamplifier.
o	System Audio launched its Legend Silverback WiSA certified speakers that represent a world class family of active speakers that can be used wirelessly with a WiSA hub or WiSA USB Transmitter or connected to a preamplifier. The SA Legend 40 Silverback was recently showcased at the HIGH END 2019 trade show in Munich, the floor standing speaker earned the “Best of HiFi Award” from Germany’s HiFi Eins Null Magazine.

Summit Wireless Investor Update Conference Call

Summit Wireless will host a conference call at 8:30 a.m. Pacific Time today, August 14, 2019, to provide a business update. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 888-220-8451 or 323-794-2588 and referencing code 6170183 approximately 10 minutes prior to the start time. A live webcast of the call will be on the investor relations section of the company’s website at ir.summitwireless.com and available for approximately one year. An audio archive can be accessed for one week by dialing 844-512-2921 or 412-317-6671 and entering conference ID 6170183.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

* WiSA Ready TVs, gaming PCs and console systems are "ready" to transmit audio to WiSA Certified speakers when a WiSA USB Transmitter is plugged in and a user interface is activated through an APP or product design like LG TVs.

© 2019 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners and product names are the intellectual property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contact Information

Mary Magnani or Kirsten Chapman

Investor Relations

Summit Wireless Technologies

415.433.3777

summit@lhai.com